Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
February 13, 2007		(973) 802-4149

Vice Chairman Vivian Banta to Retire,

Prudential Financial’s Insurance Division will Report

to Vice Chairman John Strangfeld

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) today announced that Vice Chairman Vivian Banta, responsible for the company’s domestic Insurance Division, has decided to retire in April, and that Vice Chairman John R. Strangfeld was named to lead the Insurance Division.

“Vivian Banta has made numerous contributions to the company during her seven years with Prudential,” said Chairman and CEO Arthur F. Ryan. “Through her efforts, she has improved profitability and achieved meaningful cost reductions in the Insurance Division, which played a significant role in achieving the company’s return on equity targets. During her tenure, pre-tax adjusted operating income* in the Insurance Division went from $545 million in 2002 to $1.359 billion in 2006, representing a compound annual growth rate of more than 25 percent. During the same period, return on equity (ROE)* for the businesses that make up the Insurance Division — Individual Life, Individual Annuities and Group Insurance — increased from approximately 11 percent to 18 percent, (4) percent to 18 percent, and 12 percent to 14 percent respectively.

Ryan also noted that Vivian, 56, was chiefly responsible for leading a number of acquisitions, including the American Skandia and Allstate variable annuity businesses. In addition, he said that she has been a champion of women’s financial literacy and a driver of the company’s efforts to empower women so they are better prepared to take charge of their own financial security.

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Strangfeld, 53, who joined Prudential in 1977, will also continue to lead the company’s domestic Investment Division, a position he assumed in August 2002, and will retain his current title of vice chairman. In addition, he remains a member of the Office of the Chairman along with Vice Chairman Rodger Lawson, who leads the company’s International Division, and Mark Grier, who is responsible for Financial Management.

Ryan added: “We are fortunate that John can step in to assume control of the Insurance Division. He is uniquely qualified to build on Vivian’s past successes. I am confident that he can develop an integrated U.S. business strategy for our company based on our focus to help people grow and protect their wealth so they can achieve a secure retirement.”

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $616 billion of assets under management as of December 31, 2006, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, asset management, and real estate services. For more information, please visit www.prudential.com.

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Non-GAAP Measure

*Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income as presented above is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

ROE, as presented above, is determined by dividing adjusted operating income after-tax (giving effect to the direct equity adjustment for Individual Life) by average attributed equity.

Following is a reconciliation of pre-tax adjusted operating income for the Insurance Division, for the years ended December 31, 2006 and 2002, to “Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change”, which is the nearest GAAP measure.

Reconciliation between adjusted operating income and the comparable GAAP measure

(in millions)

	Year ended December 31
	2006	2002
Insurance Division:
Adjusted operating income	$1,359	$545
Realized investment gains (losses), net, and related adjustments	(150)	(291)
Related charges	23	15

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$1,232	$269